Exhibit 99.1
Aptar Reports Fourth Quarter and Annual 2021 Results
Crystal Lake, Illinois, February 17, 2022 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions and services, today reported fourth quarter and annual results for 2021.
Fourth Quarter 2021 Summary
•Strong top line growth across each segment resulted in reported sales up 9% and core sales (excluding currency effects and acquisitions) up 10%
•Reported earnings per share increased 8% to $0.85
•Adjusted earnings per share (excluding restructuring charges, the unrealized loss on the equity investment and acquisition costs) increased 3% to $0.93
•Reported net income increased 8% to $58 million
•Adjusted EBITDA increased 3% to $154 million

Annual 2021 Summary
•Top line growth across each segment drove record annual sales of $3.2 billion
•Reported sales grew 10% and core sales increased 7%
•Reported earnings per share increased 12% to $3.61
•Adjusted earnings per share increased 4% to $3.88
•Reported net income totaled $244 million, exceeding 2019 pre-pandemic levels
•Adjusted EBITDA totaled $607 million, exceeding 2019 pre-pandemic levels
•Acquired Voluntis, a pioneer in digital therapeutics, and 80% of Weihai Hengyu Medical Products, a leading Chinese manufacturer of elastomeric and plastic components used in injectable drug delivery
•Furthered our ESG performance and commitments resulting in the following recognitions: Newsweek’s Most Responsible Companies, Barron’s Most Sustainable Companies, Forbes’ Green Growth 50 list, Forbes’ Global Top 10 Female-Friendly Companies, JUST Capital’s Top 10 Companies Leading in Reducing Environmental Impact, EcoVadis Platinum and CDP’s Supplier Engagement Leaderboard
•28th consecutive year of paying increased annual cash dividends

Fourth Quarter Results
For the quarter ended December 31, 2021, reported sales increased 9% to $814 million compared to $749 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 10%.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	8%	7%	28%	10%
Acquisitions	2%	0%	0%	1%
Currency Effects (1)	(3%)	(2%)	0%	(2%)
Total Reported Sales Growth	7%	5%	28%	9%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Stephan B. Tanda, President and CEO, said, “Each of our segments grew in the quarter, reflecting strong demand for our innovative solutions across our various end markets and pricing actions to pass through increased raw material and other input costs.”

Aptar’s Pharma segment grew solidly in the quarter. Demand for elastomeric components for vaccines and other injected medicines continued to be strong and sales to the consumer healthcare market grew including solutions for nasal decongestants used to treat cough and cold symptoms. Aptar experienced increased demand for active material science solutions across a variety of applications including the supply of Activ-Film™ moisture-mitigating technology used to enhance the integrity of certain diagnostic tests such as in-home COVID-19 tests. Sales to the prescription market declined compared to the prior year fourth quarter which included an outsized increase in demand for devices used with central nervous system treatments. Pharma’s margins reflected the current mix of business and were comparable to the prior year fourth quarter.
Aptar’s Beauty + Home segment’s growth in the quarter was primarily driven by price initiatives along with increased demand for dispensing systems for fragrance, skincare and hair care products. The beauty market continued to gradually recover though the business is not yet at 2019 volumes. Beauty + Home’s margins were comparable with the prior year period in spite of increased headwinds from the timing of passing on raw material costs as well as significant supply chain and labor shortage impacts, predominantly in North America.
Aptar’s Food + Beverage segment generated double-digit core sales growth with approximately 60% of the growth coming from price adjustments to pass through resin and other cost increases. The remaining growth was driven by strong demand across a variety of applications led by condiments and bottled water. Food + Beverage margins were below prior year margin levels primarily due to the higher raw material cost environment and the related pass-through effect, which has compressed margins.
Aptar reported fourth quarter earnings per share of $0.85, an increase of 8%, compared to $0.79 during the same period a year ago. Fourth quarter adjusted earnings per share, excluding restructuring charges, acquisition costs and the unrealized loss on an equity investment, were $0.93, an increase of 3%, compared to $0.90 in the prior year, including comparable exchange rates.
Annual Results
For the year ended December 31, 2021, reported sales increased 10% to $3.23 billion compared to $2.93 billion in the prior year. Core sales, excluding the impacts from changes in currency exchange rates and acquisitions, increased 7%.

Annual Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	2%	7%	23%	7%
Acquisitions	0%	1%	0%	1%
Currency Effects (1)	3%	2%	2%	2%
Total Reported Sales Growth	5%	10%	25%	10%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

For the full year 2021, broad-based demand for Aptar’s innovative solutions and price adjustments to offset increased input costs drove core sales growth of 7%. Positive currency and acquisition effects also contributed to strong reported sales growth of 10%.
Tanda stated, “I am very proud of our global workforce that has continued to deliver on our promises to our customers and the millions of people around the world who rely on our products. Many of our products continue to be at the forefront of the fight against COVID-19, including our solutions for vaccines and other injected medicines, Activ-Film™ technology that enhances the stability of in-home COVID-19 antigen tests, closures and pumps for soaps and sanitizers and more. We also continue to invest to strengthen our competitive positions across our businesses and drive growth and value going forward. We began several strategic capital projects including the expansion of our capacity for elastomeric components used with injected medicines and we broke ground on a new state-of-the art facility in Suzhou, China, which will enable us to further serve that rapidly growing market. We were also pleased to welcome Voluntis, a pioneer in digital therapeutics, and Weihai Hengyu Medical Products, a regional leader in elastomeric components, to our Aptar family. In addition, over the past year, we have been recognized both nationally and internationally for our efforts towards becoming an even more sustainable, inclusive, diverse and equitable company.”

For the full year, Aptar’s reported earnings per share were $3.61, an increase of 12%, compared to $3.21 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs and the unrealized gain on an equity investment, were $3.88 and increased 4% from prior year adjusted earnings per share, including comparable exchange rates, of $3.74. Cash generated from operations for the year decreased compared to 2020 primarily due to an increase in working capital resulting from our sales growth including the effects of price increases related to passing through higher raw material and other input costs on accounts receivable, as well as higher costs of inventory. Free cash flow reflected the lower cash generated from operations and higher capital expenditures.
Outlook
Regarding Aptar’s outlook, Tanda stated, “Looking forward to the first quarter, we expect solid growth in our Pharma segment. Our prescription division is expected to report growth in the allergy category as we see signs of the destocking ending across most accounts. Other areas of our Pharma segment are expected to continue to do well, especially active material solutions where demand for in-home COVID-19 antigen tests should be quite strong. Our beauty business continues to recover, especially in the prestige area and many of our customers are optimistic that 2022 will be a good year for them. Our beverage business is also seeing signs of recovery. Other COVID-19 variants may impact the pace of these recoveries. Supply chain disruptions are expected to continue in the near-term, primarily impacting our business in the U.S., and in some cases, impacting certain customers in both Beauty + Home and Food + Beverage segments. Currency headwinds may also continue in the near-term. We will continue to contain costs, improve efficiencies, and plan to increase prices to offset the effects of rising input costs.”
Aptar expects earnings per share for the first quarter of 2022, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $0.92 to $1.00 and this guidance is based on an effective tax rate range of 27% to 29%. This tax rate range compares to our first quarter of 2021 effective tax rate of 16% on adjusted earnings. The earnings per share guidance range was based on a Euro/US$ exchange rate of 1.14 and other foreign currency exchange rates as of January 31, 2022.
Tanda concluded, “Our products are in the hands of millions of people every single day and our considerable exposure to attractive, high growth areas will continue to drive enhanced results. Our customers recognize us as a true innovation leader that has shaped the drug delivery and consumer product dispensing industries. At the same time, we are increasing sustainability and efficiency across the organization. We are well-positioned for continued growth beyond the current pandemic and economic environment. We will continue to seek out areas for growth and seek strategic partnerships to expand Aptar’s offerings for our customers, our company and our shareholders.”
Cash Dividends and Share Repurchases
Aptar completed its 28th consecutive year of returning increased annual cash dividends to shareholders with dividend payments totaling $99 million for the year 2021. As previously announced, Aptar’s Board of Directors declared a quarterly cash dividend of $0.38 per share. The payment date is February 23, 2022, to stockholders of record as of February 3, 2022.
Aptar was also actively repurchasing shares during 2021 and repurchased 615 thousand shares for approximately $78 million. During the fourth quarter, Aptar repurchased 395 thousand shares for approximately $50 million, leaving $200 million authorized for common stock repurchases at the end of the year. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, February 18, 2022 at 8:00 a.m. Central Time to discuss the Company’s fourth quarter and annual results for 2021. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar
Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions and services. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home care, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.
Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: the impact of COVID-19 and its variants on our global supply chain and our global customers, employees and operations; economic conditions worldwide, including potential deflationary or inflationary conditions in regions we rely on for growth; the availability of direct labor workers and the increase in direct labor costs, especially in North America; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); political conditions worldwide; significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives or price increases; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes or difficulties in complying with government regulation; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations.. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net Sales	$813,993	$749,329	$3,227,221	$2,929,340
Cost of Sales (exclusive of depreciation and amortization shown below)	521,698	470,191	2,070,538	1,842,821
Selling, Research & Development and Administrative	140,050	128,822	551,242	500,229
Depreciation and Amortization	60,345	57,886	234,853	220,300
Restructuring Initiatives	4,469	10,907	23,240	26,492
Operating Income	87,431	81,523	347,348	339,498
Other Income (Expense):
Interest Expense	(7,683)	(7,271)	(30,284)	(33,244)
Interest Income	2,262	359	3,668	958
Net Investment (Loss) Gain	(1,468)	—	4,709	—
Equity in Results of Affiliates	(187)	(60)	(692)	(1,443)
Miscellaneous, net	(116)	(1,239)	(3,094)	(4,614)
Income before Income Taxes	80,239	73,312	321,655	301,155
Provision for Income Taxes	22,708	20,067	78,017	87,065
Net Income	$57,531	$53,245	$243,638	$214,090
Net Loss (Income) Attributable to Noncontrolling Interests	78	(13)	459	(50)
Net Income Attributable to AptarGroup, Inc.	$57,609	$53,232	$244,097	$214,040
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.88	$0.82	$3.72	$3.32
Diluted	$0.85	$0.79	$3.61	$3.21

Average Numbers of Shares Outstanding:
Basic	65,698	64,833	65,663	64,418
Diluted	67,431	67,265	67,682	66,657

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
ASSETS

Cash and Equivalents	$122,925	$300,137
Short-term Investments	740	243
Total Cash and Equivalents, and Short-term Investments	123,665	300,380
Accounts and Notes Receivable, Net	671,350	566,623
Inventories	441,464	379,379
Prepaid and Other Current Assets	121,729	122,613
Total Current Assets	1,358,208	1,368,995
Property, Plant and Equipment, Net	1,275,877	1,198,748
Goodwill	974,157	898,521
Other Assets	533,122	523,789
Total Assets	$4,141,364	$3,990,053

LIABILITIES AND EQUITY

Short-Term Obligations	$289,627	$117,866
Accounts Payable, Accrued and Other Liabilities	692,865	662,463
Total Current Liabilities	982,492	780,329
Long-Term Obligations	907,024	1,054,998
Deferred Liabilities and Other	267,248	303,941
Total Liabilities	2,156,764	2,139,268

AptarGroup, Inc. Stockholders' Equity	1,969,407	1,850,389
Noncontrolling Interests in Subsidiaries	15,193	396
Total Equity	1,984,600	1,850,785

Total Liabilities and Equity	$4,141,364	$3,990,053

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended December 31, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$813,993	332,224	352,742	129,027	—	—

Reported net income	$57,531
Reported income taxes	22,708
Reported income before income taxes	80,239	86,230	11,378	6,922	(18,870)	(5,421)
Adjustments:
Restructuring initiatives	4,469	(10)	2,452	235	1,792
Net unrealized investment loss	3,468	—	—	—	3,468
Transaction costs related to acquisitions	(416)	(416)	—	—	—
Adjusted earnings before income taxes	87,760	85,804	13,830	7,157	(13,610)	(5,421)
Interest expense	7,683					7,683
Interest income	(2,262)					(2,262)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	93,181	85,804	13,830	7,157	(13,610)	—
Depreciation and amortization	60,345	24,709	23,804	10,225	1,607
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$153,526	$110,513	$37,634	$17,382	$(12,003)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.9%	33.3%	10.7%	13.5%

	Three Months Ended December 31, 2020

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$749,329	311,566	336,574	101,189	—	—

Reported net income	$53,245
Reported income taxes	20,067
Reported income before income taxes	73,312	83,888	1,535	6,959	(12,158)	(6,912)
Adjustments:
Restructuring initiatives	10,907	62	9,089	1,756	—
Adjusted earnings before income taxes	84,219	83,950	10,624	8,715	(12,158)	(6,912)
Interest expense	7,271					7,271
Interest income	(359)					(359)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	91,131	83,950	10,624	8,715	(12,158)	—
Depreciation and amortization	57,886	19,642	25,721	9,737	2,786
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$149,017	$103,592	$36,345	$18,452	$(9,372)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.9%	33.2%	10.8%	18.2%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Year Ended December 31, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$3,227,221	1,284,624	1,434,022	508,575	—	—

Reported net income	$243,638
Reported income taxes	78,017
Reported income before income taxes	321,655	331,317	47,631	38,650	(69,327)	(26,616)
Adjustments:
Restructuring initiatives	23,240	76	10,447	404	12,313
Net unrealized investment gain	(2,709)	—	—	—	(2,709)
Transaction costs related to acquisitions	3,811	3,811	—	—	—
Adjusted earnings before income taxes	345,997	335,204	58,078	39,054	(59,723)	(26,616)
Interest expense	30,284					30,284
Interest income	(3,668)					(3,668)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	372,613	335,204	58,078	39,054	(59,723)	—
Depreciation and amortization	234,853	90,510	96,611	40,323	7,409
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$607,466	$425,714	$154,689	$79,377	$(52,314)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.8%	33.1%	10.8%	15.6%

	Year Ended December 31, 2020

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,929,340	1,225,779	1,298,151	405,410	—	—

Reported net income	$214,090
Reported income taxes	87,065
Reported income before income taxes	301,155	351,411	3,832	32,324	(54,126)	(32,286)
Adjustments:
Restructuring initiatives	26,492	220	24,464	1,903	(95)
Transaction costs related to acquisitions	4,812	210	4,602	—	—
Purchase accounting adjustments related to acquisitions and investments	4,642	1,421	3,221	—	—
Adjusted earnings before income taxes	337,101	353,262	36,119	34,227	(54,221)	(32,286)
Interest expense	33,244					33,244
Interest income	(958)					(958)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	369,387	353,262	36,119	34,227	(54,221)	—
Depreciation and amortization	220,300	75,874	95,880	37,768	10,778	—
Purchase accounting adjustments included in Depreciation and amortization above	$(3,367)	$(667)	$(2,700)	$—	$—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$586,320	$428,469	$129,299	$71,995	$(43,443)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.0%	35.0%	10.0%	17.8%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Income before Income Taxes	$80,239	$73,312	$321,655	$301,155

Adjustments:
Restructuring initiatives	4,469	10,907	23,240	26,492
Net unrealized investment loss (gain)	3,468	—	(2,709)	—
Transaction costs related to acquisitions	(416)	—	3,811	4,812
Purchase accounting adjustments related to acquisitions and investments	—	—	—	4,642
Foreign currency effects (1)		(1,679)		9,417
Adjusted Earnings before Income Taxes	$87,760	$82,540	$345,997	$346,518

Provision for Income Taxes	$22,708	$20,067	$78,017	$87,065

Adjustments:
Restructuring initiatives	1,399	2,206	5,735	5,508
Net unrealized investment loss (gain)	798	—	(623)	—
Transaction costs related to acquisitions	(104)	—	785	713
Purchase accounting adjustments related to acquisitions and investments	—	—	—	1,026
Foreign currency effects (1)		(460)		2,724
Adjusted Provision for Income Taxes	$24,801	$21,813	$83,914	$97,036

Net Income Attributable to Noncontrolling Interests	$78	$(13)	$459	$(50)

Net Income Attributable to AptarGroup, Inc.	$57,609	$53,232	$244,097	$214,040

Adjustments:
Restructuring initiatives	3,070	8,701	17,505	20,984
Net unrealized investment loss (gain)	2,670	—	(2,086)	—
Transaction costs related to acquisitions	(312)	—	3,026	4,099
Purchase accounting adjustments related to acquisitions and investments	—	—	—	3,616
Foreign currency effects (1)		(1,219)		6,693
Adjusted Net Income Attributable to AptarGroup, Inc.	$63,037	$60,714	$262,542	$249,432

Average Number of Diluted Shares Outstanding	67,431	67,265	67,682	66,657

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.85	$0.79	$3.61	$3.21

Adjustments:
Restructuring initiatives	0.05	0.13	0.26	0.32
Net unrealized investment loss (gain)	0.04	—	(0.03)	—
Transaction costs related to acquisitions	(0.01)	—	0.04	0.06
Purchase accounting adjustments related to acquisitions and investments	—	—	—	0.05
Foreign currency effects (1)		(0.02)		0.10
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.93	$0.90	$3.88	$3.74
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net Cash Provided by Operations	$104,070	$188,726	$363,443	$570,153
Capital Expenditures	(91,246)	(72,589)	(307,935)	(245,954)
Proceeds from Government Grants	2,003	—	2,003	—
Free Cash Flow	$14,827	$116,137	$57,511	$324,199

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending March 31,
	Expected 2022	2021

Income before Income Taxes		$100,888

Adjustments:
Restructuring initiatives		3,672
Net unrealized investment gain		(16,809)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(2,691)
Adjusted Earnings before Income Taxes		$85,060

Provision for Income Taxes		$16,949

Adjustments:
Restructuring initiatives		841
Net unrealized investment gain		(3,866)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(452)
Adjusted Provision for Income Taxes		$13,472

Net Income Attributable to Noncontrolling Interests		$13

Net Income Attributable to AptarGroup, Inc.		$83,952

Adjustments:
Restructuring initiatives		2,831
Net unrealized investment gain		(12,943)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(2,239)
Adjusted Net Income Attributable to AptarGroup, Inc.		$71,601

Average Number of Diluted Shares Outstanding		67,648

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$1.24

Adjustments:
Restructuring initiatives		0.04
Net unrealized investment gain		(0.19)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(0.03)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.92 - $1.00	$1.06
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using a Euro/US$ exchange rate of 1.14 and other foreign currency exchange rates as of January 31, 2022.
(2) AptarGroup’s expected earnings per share range for the first quarter of 2022, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 27% to 29%. This tax rate range compares to our first quarter of 2021 effective tax rate of 17% on reported and 16% on adjusted earnings per share.